EXHIBIT 10.128

      AMENDMENT, MODIFICATION AND RATIFICATION OF ASSET PURCHASE AGREEMENT
       WITH SILVER FAITH DEVELOPMENT LIMITED AND BEIJING GRAND CANAL REAL
                          ESTATE DEVELOPMENT CO., LTD.

                    AMENDMENT, MODIFICATION AND RATIFICATION
                           OF ASSET PURCHASE AGREEMENT



         This Amendment, Modification and Ratification of Asset Purchase Agreement (the "Agreement") is entered into this day of September 1996, effective the 28th day of September 1995, by and between Silver Faith Development Ltd., a corporation organized under the laws of Hong Kong ("Silver Faith"), Nona Morelli's II Inc., a corporation organized under the laws of the United States, state of Colorado ("Nona") and Beijing Grand Canal Real Estate Development Co., Ltd., a joint venture enterprise approved by the Beijing Municipal Foreign Trade Bureau, approval number (1993) 049, ("CJV")

         WHEREAS all parties hereto desire to amend, modify and ratify the transaction contemplated by that certain Asset Purchase Agreement (the "Asset Purchase Agreement") dated September 25, 1595 executed by Silver Faith and Nona in order to allow for a subsequent sale of the Property described in the Asset Purchase Agreement (the "Property").

         NOW THEREFORE, for and in consideration of Ten Dollars (USD10) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby amend, modify and ratify the Asset Purchase Agreement based upon the following promises, representations, warranties and covenants.

          1. As the Property is located in Beijing, the purchase, sale, assignment or transfer of the Property is and shall only be governed by the laws of the Peoples Republic of China (PRC).

          2. CJV is the sole developer and owner of the Property and has the legal right to develop, own and sell the Property under PRC law.

          3. Silver Faith is, and at all times subsequent to September 28, 1995 was, the Managing Equity Partner of CJV.

          4. The intent of Silver Faith and Nona in entering the Asset Purchase Agreement was to grant, transfer and convey all of the right, title and interest of CJV and/or Silver Faith in and to the Property through a pre-sale contract, as that concept applies to the sale and purchase transaction on the property under construction, under PRC law. CJV approves, ratifies, and confirms all actions heretofore taken in furtherance of that intent.

          5. CJV and/or Silver Faith shall, at its own cost and effort, take any and all necessary actions to comply with any national, state or local PRC laws, including but not limited to (1) a local regulation of Beijing on real estate property sales that requires use of the standard form contract prepared and printed by the Beijing Municipal Housing and Land Administration Bureau (the "Bureau"), (2) pre-sale transaction registration at the Market Administration Department or the Bureau (the "Department"), and (3) the property title transfer formalities at the Department, in order to fully vest in Nona, its successors and assigns all of the right, title and interest of CJV and/or Silver Faith in and to the Property.

                                                           [NM\AGR:PEONYAMD.PUR]

          6. CJV bargains, sells, grants, transfers and conveys unto Nona, its successors and assigns all of CJV's right, title and interest in and to the Property.

          7. Silver Faith bargains, sells, grants, transfers and conveys unto Nona, its successors and assigns all of Silver Faith's right, title and interest in and to the Property and under the CJV.

          8. CJV and Silver Faith agree to hold harmless Nona, its successors and assigns, from any liability or loss resulting from the performance or non-performance by CJV or Silver Faith of the duties and obligations under the agreement of CJV, including but not limited to the completion of construction on the Property.

          9. CJV and Silver Faith irrevocably appoint Nona as CJV and Silver Faith's true and lawful attorney, with full power of substitution and revocation, in CJV and Silver Faith's name, or otherwise, but at Nona's own cost and expense, to demand and receive the real, personal or leasehold interests due, or to become due attributable to the Asset Purchase Agreement and this Amendment, and to sue, and to commence any lawful action, suit and proceeding for the enforcement of such interest, and to acknowledge satisfaction, or to discharge same as fully as CJV or Silver Faith might, or could do if the Asset Purchase Agreement and this Amendment had not been made.

          10. CJV, Silver Faith and Nona have the power and authority to execute this Amendment under and as required by applicable law.

                     [rest of page intentionally left blank]

                                                           [NM\AGR:PEONYAMD.PUR]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed, effective the 18th of September 1995.


                                        CJV
                                        Beijing Grand Canal Real Estate
                                        Development Co., Ltd., a joint venture
                                        enterprise organized under the laws of
                                        the Peoples Republic of China
                                        By: Silver Faith Development Ltd.
                                        Its: Managing Equity Partner



                                        By:  /s/  Cheng Tai Chee
                                           ------------------------------------
                                            Name: Cheng Tai Chee
                                            Title:Director

                                        Silver Faith
                                        Silver Faith Development Ltd., a
                                        corporation organized under the laws
                                        of Hong Kong



                                        By:  /s/  Silver Faith Development Ltd.
                                           -----------------------------------



                                        Nona
                                        Nona    Morelli's    II   Inc.,    a
                                        corporation organized under the laws
                                        of  the  United  States,   state  of
                                        Colorado



                                        By:  /s/  Fred G. Luke
                                           -----------------------------------
                                           Name:  Fred G. Luke
                                           Title: Chief Executive Officer

                                                           [NM\AGR:PEONYAMD.PUR]